As filed with the Securities and Exchange Commission on September 13, 2022.

Registration Statement No. 333-187846

Registration Statement No. 333-211447

Registration Statement No. 333-256551

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-187846

Form S-8 Registration Statement No. 333-211447

Form S-8 Registration Statement No. 333-256551

UNDER
THE SECURITIES ACT OF 1933

HEMISPHERE MEDIA GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	80-0885255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4000 Ponce de Leon Boulevard

Suite 650

Coral Gables, FL 33146

(305) 421-6364

(Address of principal executive offices) (Zip code)

Hemisphere Media Group, Inc. Amended and Restated

2013 Equity Incentive Plan

(Full titles of the plan)

 Copies of all communications, including all communications sent to the agent for service, should be sent to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison, LLP 1285 Avenue of the Americas New York, NY 10019-6064 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (“Post-Effective Amendments”), filed by Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), remove from registration all shares of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (No. 333-187846), which was filed with the SEC on April 10, 2013, pertaining to the registration of 4,000,000 shares of Class A Common Stock, available for issuance under the Hemisphere Media Group, Inc. 2013 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-211447), which was filed with the SEC on May 18, 2016, pertaining to the registration of 3,225,920 shares of Class A Common Stock, available for issuance under the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-256551), which was filed with the SEC on May 27, 2021, pertaining to the registration of 2,962,160 shares of Class A Common Stock, available for issuance under the Hemisphere Media Group, Inc. Amended and Restated 2013 Equity Incentive Plan.

On May 9, 2022, Hemisphere Media Group, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger, dated as of May 9, 2022 (the “Merger Agreement”), with Hemisphere Media Holdings, LLC, a Delaware limited liability company and a wholly owned, indirect subsidiary of the Company (“Holdings LLC”), HWK Parent, LLC, a Delaware limited liability company (“Parent”), HWK Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”), and HWK Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned subsidiary of Merger Sub 1 (“Merger Sub 2”). On September 13, 2022, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law, (i) Merger Sub 1 merged with and into the Company, with the Company surviving such merger as the surviving corporation (the “Merger”) and (b) simultaneously with the Merger, Merger Sub 2 merged with and into Holdings LLC, with Holdings LLC surviving such merger as the surviving company (together with the Merger, the “Mergers”). The Mergers became effective on September 13, 2022, pursuant to Certificates of Merger filed with the Secretary of State of the State of Delaware. In connection with the Mergers, and subject to certain exceptions described in the Merger Agreement, each outstanding share of the Company’s common stock and each outstanding equity incentive was either converted into the right to receive a cash payment or cancelled.

As a result of the Mergers, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Gables, Florida on this 13th day of September, 2022.

HEMISPHERE MEDIA GROUP, INC.

By:	/s/ Adam Reiss
Adam Reiss Vice President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.